EXHIBIT 99.1

Gentherm Announces Acquisition of Etratech;

Provides Platform for Continued Growth and Diversification of Product Portfolio

NORTHVILLE, Mich., November 1, 2017/PRNewswire/ -- Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, announced today it has acquired Etratech Enterprises, Inc. for approximately US$64 million in an all cash transaction. Etratech, based in Burlington, Canada, specializes in the design, development, and manufacturing of advanced electronic controls and control systems for the Automotive, RV and Marine, Security, Medical and other industries. Etratech’s capabilities help OEM customers rapidly innovate and bring new technologies to market.

“We believe that growing our existing electronics capabilities is critical to our success in the broad spectrum of markets in which we participate,” said Gentherm President and CEO, Daniel R. Coker. “The acquisition of Etratech will add new, innovative electronics products and capabilities in our core automotive and medical markets.  This will diversify our product portfolio and manufacturing capabilities in new and important areas. We are very excited to add Etratech to an already outstanding electronics business and team.”

“Etratech is dedicated to innovation, exceeding customers’ expectations and providing total customer satisfaction,” said Michael Desnoyers, President and CEO of Etratech. “I believe that with Gentherm, we’ve found a perfect fit for our global electronics engineering and manufacturing business.”

“The Shotgun Fund, as a selling shareholder, board member, and strategy and growth adviser to Etratech is proud to have worked with Michael and the company,” said Larry Klar of The Shotgun Fund. “We are confident in Etratech’s future success as part of Gentherm.”

Etratech’s management team will continue to lead the company, which will integrate into Gentherm’s Electronics Business Unit.  Etratech will continue operations at their headquarters in Burlington, Ontario, Canada, with manufacturing in Canada and China.

Acquisition Highlights

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Etratech estimates revenues of approximately $77 million Canadian Dollars (US$61 million) during the twelve month period prior to the acquisition, and forecasts continued revenue growth of at least 15% in 2018.

•	The purchase price of US$64 million represents approximately 8.5x EBITDA based on trailing 12-months EBITDA at the time of closing.

•	The transaction is expected to be accretive to earnings in fiscal 2017 by approximately eight cents per share on a fully diluted pro-forma basis.

•	The purchase was funded from Gentherm’s existing available cash.

•	It is anticipated that the acquisition could grow Gentherm’s total electronics revenues to approximately US$200 million by 2019.

Angle Advisors acted as the exclusive investment banking advisor to Etratech Enterprises, Inc. in completing this transaction.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueTherm® cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

About Etratech

Founded in 1989 in Burlington, Ontario, Canada, Etratech specializes in the design, development and manufacture of advanced electronic controls and control systems for major multinational companies.  Etratech serves Original Equipment Manufacturers (OEMs) and other manufacturing firms with a total solution that extends far beyond traditional electronic manufacturing services (EMS).  Etratech employs more than 400 people worldwide with manufacturing facilities in Canada and China.  For more information, go to www.etratech.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that the integration of Etratech into the Company will be more costly or difficult than expected, existing customers of Etratech will decide not to do business with the Company, the forecasts and growth estimates of Etratech were overly optimistic, unknown liabilities of Etratech not covered by indemnities are discovered, new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negative affect its results.  The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact
investors@gentherm.com
248-308-1702